Exhibit 2.2

AMENDMENT NO. 1 TO

ASSET PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of June 30, 2003, by and among Educate Operating Company, LLC, a Delaware limited liability company (“Purchaser”), Apollo Sylvan, LLC, a Delaware limited liability company (“Apollo Sylvan”), Apollo Sylvan II, LLC, a Delaware limited liability company (“Apollo Sylvan II” and together with Apollo Sylvan, “Parent”), Educate, Inc., a Delaware corporation (“Holdings”), Sylvan Learning Systems, Inc., a Maryland corporation (“Sylvan”), Sylvan Ventures, L.L.C., a Delaware limited liability company (“Ventures” and, together with Sylvan, the “Sellers”), and Apollo Management IV, L.P., a Delaware limited partnership (“Apollo IV”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed thereto in that certain Asset Purchase Agreement, dated as of March 10, 2003, by and among Purchaser, Parent, Holdings, Sellers and Apollo IV (the “Agreement”).

WHEREAS, Purchaser, Parent, Holdings, Sellers, and Apollo IV desire to amend the Agreement on the terms set forth in this Amendment; and

WHEREAS, in accordance with Section 11.2 of the Agreement, Purchaser, Parent, Holdings, Sellers, and Apollo IV have agreed to amend certain provisions of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS

1. Amendment to First Recital of the Agreement. The first recital of the Agreement is hereby amended and restated in its entirety as follows:

WHEREAS, Sylvan desires to sell and Parent, Holdings and Purchaser desire to purchase the assets composing Sylvan’s K-12 educational business, including the assets owned by Educate Group, LLC, a Delaware limited liability company (“Educate Group”), SLC California, LLC, a Delaware limited liability company (“SLC California”) and the German Subsidiaries (collectively, the “K-12 Business”);

2. Amendment to Section 1.1 of the Agreement. Section 1.1 of the Agreement is hereby amended to add the words “, Annex B and Annex C” after the words “Annex A” and before the word “hereto” in the last sentence thereof.

3. Amendment to Section 2.2 of the Agreement.

(a) Section 2.2(u) shall be amended by deleting the word “and” at the end of such section.

(b) Section 2.2(v) shall be amended by deleting the period at the end of such section and replacing it with “; and”.

(c) A new Section 2.2(w) shall be added which shall read as follows:

“(w) an executed Contribution Agreement in the form attached hereto as Exhibit P.”

4. Amendment to Section 3.5(iii) of the Agreement. Section 3.5(iii) of the Agreement is hereby amended to add the words “, except for Educate Group and SLC California,” before the words “is duly qualified” at the beginning thereof.

5. Amendment to Section 3.13 of the Agreement. Section 3.13 of the Agreement is hereby amended to add the words “, Annex B and Annex C” after the words “Annex A” and before the word “hereto” in the last sentence thereof.

6. Amendment to Section 5.8 of the Agreement. Section 5.8 of the Agreement is hereby amended to add the words “, the Contribution Agreement” after the words “this Agreement” and before the words “or any of the other Transactions” in the last sentence thereof.

7. Amendment to Section 6.2(d) of the Agreement. Section 6.2(d) of the Agreement is hereby amended by deleting it in its entirety and substituting in lieu therefor the following:

“(d) Contribution Agreement. Sylvan, Educate Group and SLC California shall have executed the Contribution Agreement.”

8. Amendment to Section 9.1 of the Agreement. Section 9.1 of the Agreement is hereby amended by adding a new subsection (e) which shall read as follows:

“(e) Notwithstanding anything to the contrary in any assignment from Sylvan to a Purchaser Indemnified Person with respect to a Lease of Leased Real Property in which the effective date of the Purchaser Indemnified Person’s assumption of obligations thereunder includes matters arising prior to the Closing Date, the parties hereby acknowledge and agree that (1) such Purchaser Indemnified Person is only responsible for the obligations of the tenant under such Lease to the extent arising from and after the Closing Date and (2) any Purchaser Losses with respect to action or inaction of Sylvan arising prior to the Closing Date constitute Purchaser Losses governed by the terms, conditions and limitations of this Article IX.”

9. Amendment to Section 10.1 of the Agreement.

(a) Section 10.1 of the Agreement is hereby amended by inserting the following definitions in the appropriate alphabetical order as follows:

“California Tangible Target Assets” shall mean all of the tangible property and personal assets used in the Sylvan Learning Centers division of the K-12 Business of every kind, nature and description, located in the state of California, which is owned or leased by SLC California for the purpose of conducting, or used in, the Sylvan Learning Centers division of the K-12 Business. SLC California Tangible Target Assets shall include, without limitation, the assets identified on Annex C.

“Contribution Agreement” shall mean that certain Contribution Agreement, by and among Sylvan, Educate Group and SLC California, whereby Sylvan will contribute (i) all of the California Tangible Target Assets to SLC California and (ii) all of the Non-California Tangible Target Assets to Educate Group, in the form attached as Exhibit P hereto.

“Educate Group” shall have the meaning set forth in the recitals.

“Non-California Tangible Target Assets” shall mean all of the tangible property and personal assets used in the Sylvan Learning Centers division of the K-12 Business of every kind, nature and description, located outside of the state of California, and all of the tangible property and personal assets used in the Sylvan Education Solutions division of the K-12 Business of every kind, nature and description, wherever situated, which is owned or leased by Educate Group for the purpose of conducting, or used in, the Sylvan Learning Centers division and the Sylvan Education Solutions division of the K-12 Business. Non-California Tangible Target Assets shall include, without limitation, the assets identified on Annex B.

“SLC California” shall have the meaning set forth in the recitals.

“Sylvan Intangible Target Assets” shall mean all of the Intellectual Property held or owned by Sylvan in connection with the K-12 Business. Sylvan Intangible Target Assets shall include, without limitation, the assets identified on Annex A.

“Sylvan Tangible Target Assets” shall mean the California Tangible Target Assets and the Non-California Tangible Target Assets.

(b) The definition of “Sylvan Target Assets” in Section 10.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Sylvan Target Assets” shall mean the Sylvan Tangible Target Assets and the Sylvan Intangible Target Assets, including all the issued and outstanding equity interests of the Target Subsidiaries held by Sylvan and all of Sylvan’s Tuition Portfolio Assets, but does not include any Excluded Sylvan Assets.

(c) The definition of “Target Subsidiary” in Section 10.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Target Subsidiary” shall mean the German Subsidiaries, Educate Group, SLC California, Connections Academy and eSylvan.

10. Amendment to Exhibits to the Agreement.

(a) Exhibit A to the Agreement shall be deleted in its entirety and replaced with Exhibit A attached hereto.

(b) Exhibit C to the Agreement shall be deleted in its entirety and replaced with Exhibit B attached hereto.

(c) The Exhibits to the Agreement are hereby supplemented by adding Exhibit C attached hereto as Exhibit P to the Agreement.

11. Amendment to Annexes to the Agreement.

(a) Annex A to the Agreement shall be deleted in its entirety and replaced with Exhibit D attached hereto.

(b) The Annexes to the Agreement are hereby supplemented by adding Exhibits E and F attached hereto as Annexes B and C to the Agreement.

ARTICLE II

WAIVER

Subject to the terms and conditions hereof, each of Purchaser, Parent and Holdings hereby waive Section 5.8 of the Agreement solely to permit Sylvan to contribute the Sylvan Tangible Targets Assets to Educate Group and SLC California pursuant to the terms of the Contribution Agreement and to permit any other transactions contemplated by the Contribution Agreement.

ARTICLE III

MISCELLANEOUS

1. Effect of Amendment. Except as set forth in this Amendment, the provisions of the Agreement shall remain in full force and effect and all references in the Agreement shall be deemed to refer to and mean the Agreement, as amended by this Amendment.

2. Entire Agreement. The Agreement, as amended by this Amendment, and the Confidentiality Agreement (as such term is defined in the Agreement) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any Person (as such term is defined in the Agreement) other than the parties hereto and thereto any rights or remedies hereunder.

3. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, including, without limitation, Section 5-1401 of the New York General Obligations Laws.

4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument. Each party hereto shall become bound by this Amendment immediately upon affixing its signature hereto.

5. Headings. The headings of the sections and paragraphs of this Amendment have been inserted for convenience of reference only and do not constitute a part of this Amendment.

6. Severability. If any provision of this Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7. Further Assurances. The parties hereto shall execute such other documents and take such further actions as may be required or useful to carry out the purposes hereof.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 1 to be executed and delivered by its duly authorized officer as of the date first above written.

EDUCATE, INC.

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: Vice President

EDUCATE OPERATING COMPANY, LLC

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: Vice President

APOLLO SYLVAN, LLC

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: Vice President

APOLLO SYLVAN II, LLC

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: Vice President

SYLVAN LEARNING SYSTEMS, INC.

By:	/s/ Sean R. Creamer
Name: Sean R. Creamer
Title: Senior Vice President and CFO

SYLVAN VENTURES, L.L.C.

By:	/s/ B. Lee McGee
Name: B. Lee McGee
Title: CFO

APOLLO MANAGEMENT IV, L.P.
a Delware limited partnership,

By:	AIF IV Management, Inc. a Delaware corporation, its General Partner

	By:	/s/ Laurence Berg
Name: Laurence Berg
Title: Vice President